Exhibit 11.1

GORILLA TECHNOLOGY GROUP INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

In addition to being bound by all of the provisions of the Code of Business Conduct and Ethics of Gorilla Technology Group Inc. (the “Company”) and any other codes, policies, and procedures of the Company, the Chief Executive Officer, Chief Financial Officer and key management employees (including other senior financial officers) who have been identified by the Board of Directors (the “Board”) (each, an “Officer,” and collectively, the “Officers”) are subject to the following additional specific policies contained in this Code of Ethics for Senior Financial Officers (this “Code”):

●	The Officers are responsible for full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. It is the responsibility of each Officer to promptly bring to the attention of the Chair of the Audit Committee (the “Audit Chair”) of the Board any material information of which such Officer may become aware that is omitted from or misstated in the disclosures made by the Company in its public filings, or that may have an impact on market expectations.

●	Each Officer shall promptly bring to the attention of the Audit Chair any information such Officer may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal control over financial reporting.

●	Each Officer shall act with honesty and integrity in the performance of such Officer’s duties and shall comply with laws, rules, and regulations of federal, state, and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

●	Each Officer shall promptly bring to the attention of the Audit Chair any information such Officer may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code.

●	Each Officer shall maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Violations of this Code or any direction given by management or the Board in order to effect the provisions, goals, and aims of this Code will be viewed as a severe disciplinary matter that may result in disciplinary action, including termination of employment.

The Audit Committee of the Board shall consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments shall be disclosed promptly as required by law.

ACKNOWLEDGMENT

I have received and read the Company’s Code of Ethics for Senior Financial Officers. I understand the standards and policies contained in the Company’s Code of Ethics for Senior Financial Officers and understand that there may be additional policies or laws specific to me depending on my role with the Company. I further agree to comply with the Company’s Code of Ethics for Senior Financial Officers.

If I have questions concerning the meaning or application of the Company’s Code of Ethics for Senior Financial Officers, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the Chief Financial Officer, human resources, or any other member of human resources or management of the Company, knowing that my questions or reports to these sources will be maintained in an appropriate manner.

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Signature

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Please sign and return this form to the Human Resources Department. In the alternative, the Company may accept confirmation of your acknowledgment via electronic transmission, such as electronic mail.